EXHIBIT 99.1
GLOBAL TECHNOLOGY LEADER, KUDELSKI GROUP, TO
ACQUIRE VOTING CONTROL OF OPENTV CORP.
Alliance with Digital TV Leader Expected to Advance Opportunities for Digital
Television; OpenTV to Receive Up to $19.7 Million Capital Contribution
San Francisco, October 18, 2006 – OpenTV Corp. (NASDAQ GM: OPTV), a leading provider of enabling technologies for advanced digital television services, announced today that Kudelski Group (SWX Swiss Exchange: KUD), a global leader in content protection and related digital television technologies, has signed a stock purchase agreement with Liberty Media Corporation (NASDAQ: LINTA, LCAPA) to acquire voting control of OpenTV.
The transaction aligns two global digital television technology leaders who, together, will be able to deliver fully integrated products and solutions to the world’s digital TV operators, spanning conditional access software, middleware, interactive applications, and advertising. At the same time, the transaction enables both companies to continue operating independently, supporting efforts to serve some customers on a standalone basis as their requirements dictate.
The Kudelski Group companies, with consolidated 2005 revenues of approximately $ 550 million, include primarily:
–	Nagravision, a worldwide leader in integrated security software solutions for digital television — Nagra France, NagraStar, Nagra Plus, NagraCard and NagraID

–	Abilis, Quative, and SmarDTV developing new technologies in mobile, IPTV and security

–	SkiData specializing in public access
OpenTV has historically worked closely with the Kudelski Group to deliver various digital television services, including PVR, VOD and other on-demand services, EPG and content syndication for on-demand services, interactive applications, and enabling technologies for enhanced and interactive advertising.
“Aligning ourselves with a global leader in the digital television sector like Kudelski will help us immediately extend our product lineup into new markets and give us access to customers we haven’t had relationships with before. It will also open up new opportunities that we may not otherwise have had the technical or related resources to address in the near term,” said James A. (Jim) Chiddix, Chairman and CEO of OpenTV. “We think this deal offers us a myriad of new opportunities to bundle solutions, sell products into Kudelski’s existing customer base, save costs through various integration and joint R&D efforts, and collaborate more effectively in several early stage sectors, such as the digital terrestrial market. And, just as importantly, we expect to do that while retaining the requisite degree of independence necessary to satisfy the needs of all of our existing and potential customers and partners, with a continued focus on maximizing value for all OpenTV stockholders. ”
“OpenTV’s software has established the global benchmark for set-top box middleware. We also believe it is a company with great potential and very talented people, a gold-plated customer list, and market-leading technologies that will offer both OpenTV and the Kudelski Group, working side by side, real growth opportunities,” said André Kudelski, Chairman and CEO of Kudelski Group. “This transaction was driven, in large part, by recognition of OpenTV’s leadership position in advanced digital television and our desire to work more closely with OpenTV to capture additional market share in the rapidly consolidating digital television industry. With digital television households expected to double by 2010, with the landscape for television advertising changing daily, and with the mobile and online video sectors now quickly evolving, we see OpenTV as extremely well-positioned to exploit these opportunities—even more so given the complementary nature of our product offerings.”
“Over the past four years, through its controlling position in OpenTV, Liberty has helped shape an industry- leading player in digital television,” said Michael Zeisser, a member of OpenTV’s Board and also Senior Vice President of Liberty Media. “OpenTV has a strong management team, customers, and momentum. As it embarks on its next stage of growth, Kudelski will be a formidable strategic partner.”
Kudelski Group will acquire 6,533,951 Class A ordinary shares and 30,206,154 Class B ordinary shares of OpenTV from Liberty for a purchase price of $3.60 per share (a 26% premium to OpenTV’s stock price on October 17, 2006), with an aggregate purchase price of $132,264,378. The shares to be acquired collectively represent approximately 26.7% of the economic interest and 74.7% of the voting interest of OpenTV’s ordinary shares outstanding as of September 30, 2006. The closing of the transaction is subject to certain conditions, including receipt of requisite regulatory approvals. It is anticipated that the transaction will close by the first quarter of 2007.
As part of the transaction, Liberty is expected to pay OpenTV up to $19.7 million (or $0.14 per share), representing 71.4% of its premium, consistent with an existing agreement between Liberty and OpenTV signed in February, 2006, under which Liberty agreed to allocate its premium in this manner. OpenTV was not a direct party to the purchase agreement between Liberty and the Kudelski Group. OpenTV will receive $5.4 million of this amount at closing, with the remainder to be paid after an applicable indemnity period.
Upon closing, the Kudelski Group expects to appoint Alan Guggenheim, currently CEO of NagraStar, a joint venture between the Kudelski Group and EchoStar, as Chief Executive Officer of OpenTV. Mr. Guggenheim also currently serves as Executive Vice President of Kudelski Group. He previously founded a software company in California and has also served in senior business development roles for several international communications, media, and banking companies, including the Dassault Group in the United States. Mr. Chiddix is expected to assume the role of Vice Chairman. OpenTV also anticipates that André Kudelski will be appointed Chairman of the Board at close. Mr. Kudelski currently serves on the Boards of Directors of the Kudelski Group, Nestle Group, Dassault Systemes (DASTY.O,) and HSBC Private Banking Holdings . Mr. Kudelski is also a member of the Board of the Swiss American Chamber of Commerce.
Upon closing, the Kudelski Group will consolidate the results of OpenTV. Assuming the transaction had closed as of January 1, 2005, OpenTV would have contributed, on a pro forma basis, approximately 14% of the Kudeslski Group’s 2005 consolidated revenues, based on publicly available information.
After closing, OpenTV will continue to maintain its listing on the NASDAQ Global Market.

Conference Call Details
OpenTV will conduct an investor call to discuss this transaction. The details of the call are as follows:

Date and Time:	Thursday, October 19, 2006 at 10:00 a.m. ET / 7:00 a.m. PT
Dial-in Number US:	800-320-2978
Dial-in Number International:	617-614-4923
Pass Code:	55089634
Replay Number US:	888-286-8010
Replay Number International:	617-801-6888
Pass Code:	80263003
The conference call replay will be available from Thursday, October 19 at 12:00 p.m. ET / 9:00 a.m. PT through Thursday, October 26 until 12:00 p.m. ET / 9:00 a.m. PT. To access a live webcast of the conference call, please go to the investor relations section of the OpenTV web site at www.opentv.com.
About Open TV
OpenTV is one of the world’s leading providers of technologies and services enabling the delivery of digital and interactive television. The company’s software has been integrated in over 73 million digital set-top boxes in 96 countries. The software enables enhanced program guides, video-on-demand, personal video recording, enhanced television, interactive shopping, interactive and addressable advertising, games and gaming and a variety of consumer care and communication applications. For more information, please visit www.opentv.com.
Cautionary Language Regarding Forward-Looking Information
The foregoing information contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market and regulatory factors. The benefits from this transaction to OpenTV may be uncertain or speculative in various respects. In particular, factors that could cause our actual results to differ include risks related to: market acceptance of interactive television services and applications such as ours; delays in the development or introduction of new applications and versions of our service; technical difficulties with networks or operating systems; our ability to manage our resources effectively; changes in technologies that affect the television industry; and the protection of our proprietary information. These and other risks are more fully described in our periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission’s web site at http://www.sec.gov. Readers should consider the information contained in this release together with other publicly available information about our company for a more informed overview of our company. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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PR contacts:	IR contacts:

Barbara Cassidy	Brainerd Communicators, Inc.
OpenTV	Brian Schaffer / Brad Edwards
+1 415 962-5055	+1 212 986-6667
bcassidy@opentv.com	schaffer@braincomm.com
edwards@braincomm.com
Ray Yeung / Matt Hantz
Brainerd Communicators, Inc.
+1 21) 986-6667
yeung@braincomm.com
hantz@braincomm.com